Ceribell Reports Third Quarter 2025 Financial Results

SUNNYVALE, Calif., November 4, 2025 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the quarter ended September 30, 2025.

Third Quarter 2025 & Recent Highlights

•
Reported total revenue of $22.6 million in the third quarter of 2025, a 31% increase compared to the same period in 2024
•
Achieved gross margin of 88% compared to 87% for the same period in 2024
•
Ended the quarter with 615 total active accounts
•
Appointed Erica Rogers to the Board of Directors

“We are encouraged by our third quarter performance, which reflects strong commercial execution and continued momentum in adoption of the Ceribell System,” said co-founder and CEO Jane Chao, Ph.D. “Looking ahead, our focus remains on generating robust clinical evidence to help establish point-of-care EEG as a new standard of care for seizure management in the acute care setting. Our progress this quarter underscores the foundational work we’ve done to unlock what we believe to be a $2 billion addressable market opportunity and reinforces our leadership position built on differentiated technology, extensive clinical and economic data, and continued innovation.”

Third Quarter 2025 Financial Results

Total revenue in the third quarter of 2025 was $22.6 million, a 31% increase from $17.2 million in the third quarter of 2024. The increase was primarily driven by continued commercial traction, resulting from expansion into new accounts and continued adoption within the company’s active account base. Product revenue for the third quarter of 2025 was $17.0 million, representing an increase of 28% from $13.3 million in the third quarter of 2024. Subscription revenue for the third quarter of 2025 was $5.6 million, representing an increase of 44% from $3.9 million in the third quarter of 2024.

Gross profit in the third quarter of 2025 was $19.9 million, compared to $15.0 million for the third quarter of 2024. Gross margin for the third quarter of 2025 was 88%, compared to 87% for the same period in 2024.

Operating expenses in the third quarter of 2025 were $34.6 million, compared to $24.9 million for the third quarter of 2024, representing an increase of 39%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, legal expenses, and expenses related to operating as a public company.

Net loss in the third quarter of 2025 was $13.5 million, or $0.37 net loss per share, compared to a net loss of $10.4 million, or $1.85 net loss per share, for the same period in 2024.

Cash, cash equivalents, and marketable securities totaled $168.5 million as of September 30, 2025.

2025 Financial Outlook

Ceribell is raising its revenue guidance for the full year 2025 to a range of $87 million to $89 million, representing growth of approximately 33% to 36% over the company’s prior year revenue.

Webcast and Conference Call Details

Ceribell will host a conference call today, November 4, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its third quarter 2025 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 9394689. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of November 4, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, the anticipated rate and impact of tariffs on our estimated gross margins; our finished goods headband product inventory and the duration of supply of finished goods; revenue associated with subscription products; our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; expectations for our products; and other statements that are not statements of historical fact. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions, and we cannot ensure that any potential outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they refer to future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words of similar meaning. Ceribell’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our ability to adapt our manufacturing and production capacities to evolving patterns of demand, governmental actions and customer trends; the manufacturing of a substantial number of our product components and their assembly in China and Vietnam; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; and other risks and uncertainties, including those described under the heading “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared for detecting suspected seizure activity and currently utilized in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston or Laine Morgan

Gilmartin Group

Investors@ceribell.com

Media Contact

Brian Price

Press@ceribell.com

Ceribell, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue
Product revenue	$17,020	$13,321	$48,551	$35,932
Subscription revenue	5,569	3,874	15,728	10,978
Total revenue	22,589	17,195	64,279	46,910
Cost of revenue
Product cost of goods sold	2,461	2,096	7,172	6,073
Subscription cost of revenue	186	88	476	325
Total cost of revenue	2,647	2,184	7,648	6,398
Gross profit	19,942	15,011	56,631	40,512
Operating expenses
Research and development	4,983	3,395	14,081	9,649
Sales and marketing	18,569	12,524	54,024	33,812
General and administrative	11,037	9,029	32,332	23,876
Total operating expenses	34,589	24,948	100,437	67,337
Loss from operations	(14,647)	(9,937)	(43,806)	(26,825)
Interest expense	(480)	(530)	(1,428)	(1,493)
Change in fair value of warrant liability	—	(173)	—	(417)
Other income, net	1,662	223	5,349	856
Loss, before provision for income taxes	(13,465)	(10,417)	(39,885)	(27,879)
Provision for income tax expense	—	—	—	—
Net loss	$(13,465)	$(10,417)	$(39,885)	$(27,879)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.37)	(1.85)	(1.10)	(5.02)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	36,806,918	5,634,583	36,326,792	5,549,570
Other comprehensive loss
Unrealized gain on marketable securities	$134	$—	$139	$—
Comprehensive loss	$(13,331)	$(10,417)	$(39,746)	$(27,879)

Ceribell, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$23,739	$194,370
Marketable securities	144,803	—
Accounts receivable, net	12,234	10,878
Inventory	6,024	6,937
Contract costs, current	2,147	1,837
Prepaid expenses and other current assets	2,859	3,250
Total current assets	191,806	217,272
Property and equipment, net	2,055	2,313
Operating lease right-of-use assets	1,405	2,132
Contract costs, long-term	1,823	1,507
Other non-current assets	2,436	2,188
Total assets	$199,525	$225,412
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,182	$1,143
Accrued liabilities	10,907	10,052
Contract liabilities, current	136	97
Operating lease liability, current	1,177	1,088
Other current liabilities	766	609
Total current liabilities	15,168	12,989
Long-term liabilities
Notes payable, long-term	19,745	19,558
Contract liabilities, long-term	3	30
Other liabilities, long-term	106	356
Operating lease liability, long-term	422	1,314
Total long-term liabilities	20,276	21,258
Total liabilities	$35,444	$34,247
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 as of both September 30, 2025 and December 31, 2024
Issued and outstanding shares: none as of both September 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 as of both September 30, 2025 and December 31, 2024
Issued and outstanding shares: 37,048,397 and 35,850,606 as of September 30, 2025 and December 31, 2024, respectively	38	36
Additional paid-in capital	370,733	358,073
Accumulated other comprehensive loss	139	—
Accumulated deficit	(206,829)	(166,944)
Total stockholders’ equity	164,081	191,165
Total liabilities and stockholders’ equity	$199,525	$225,412